SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                               ------------------


                                   FORM 8-K/A


                           CURRENT REPORT PURSUANT TO
                           SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of report (Date of earliest event reported): October 30, 1998




                       First Washington Realty Trust, Inc.
                          (Exact Name of Registrant as
                              Specified in Charter)




Maryland                           0-25230                       52-1879972
(State or Other             (Commission File Number)           (IRS Employer
Jurisdiction of                                              Identification No.)
Incorporation)



                             4350 East-West Highway
                                    Suite 400
                            Bethesda, Maryland 20814
                              (Address of Principal
                               Executive Offices)


                                 (301) 907-7800
                             (Registrant's telephone
                          number, including area code)

ITEM 5. Other Events

     As a prospective investor in securities of First Washington Realty Trust, Inc., you should carefully consider the following risk factors.

     Although First Washington Realty Trust, Inc., First Washington Realty Limited Partnership and First Washington Management, Inc. are separate entities, for ease of reference, the terms "the Company," "we," "us," and "ours" refer to the business and properties of all of these entities, unless the context indicates otherwise.

                                  Risk Factors

     We have substantial amounts of debt, which presents various risks.

     We may have insufficient cash resources to make required payments of principal and interest. At the current time, we have a significant level of debt. We cannot guarantee that we can refinance or repay our existing indebtedness at maturity. Also, the terms of any such refinancing may not be as favorable as the terms of the existing financing. As of September 30, 1998, we had outstanding approximately $218 million of long-term mortgage indebtedness and $25 million of exchangeable debentures. Our debt to total market capitalization ratio is approximately 40.5%. The ratio of our debt to total market capitalization, excluding the exchangeable debentures, is approximately 36.3%. We define debt to market capitalization as debt divided by the sum of debt and the market value of our outstanding partnership units and shares of common stock.

     Much of our debt comes due in the next two years. Additionally, a large portion of our mortgage indebtedness will become due by 2000. These mortgages provide for the repayment of principal in a lump sum or "balloon" payment at maturity. This type of mortgage involves greater risks than mortgages with principal amounts amortized over the term of the loan, since our ability to repay the outstanding principal amount at maturity may depend on obtaining adequate refinancin or selling the property which is subject to the mortgage. These mortgages require balloon payments of $88.9 million, including $25.0 million of exchangeable debentures, in 1999 and $24.3 million in 2000. From 1998 through 2021, we will have to refinance an aggregate of approximately $204 million of debt.

     We will need to refinance much of our debt. Only a small portion of the principal of our mortgage indebtedness will be repaid prior to maturity and we do not plan to retain in advance enough cash to repay this indebtedness at maturity. Therefore, we will have to refinance this debt through additional debt financing or equity offerings. If we cannot refinance this indebtedness on acceptable terms, we may have to dispose of properties upon disadvantageous terms, which may result in losses to us and lower distributions to stockholders. If the refinancing has a higher interest rate, our interest expense would increase, which would limit the amount of cash to pay expected distributions to stockholders. Further, if we cannot meet mortgage payments, we could lose the mortgaged property or properties through foreclosure. Even if the indebtedness is otherwise nonrecourse, the lender may have the right to recover deficiencies from us in certain circumstances, including environmental liabilities.

     Rising interest rates could cause us to pay more interest. At December 31, 1998, $22.7 million of our debt carried a variable interest rate, and we may incur additional debt in the future that also bears interest at variable rates. If market interest rates increase, our debt service requirements would also increase.

     We can incur additional debt. While not required by our organizational documents, we have a policy of maintaining a ratio of debt to total market capitalization of 50% or less. However, our charter and bylaws do not contain any debt incurrence restrictions and the board of directors could alter or eliminate this policy.

     Some of our properties secure more than a single mortgage loan. A total of 17 properties are cross-collateralized with one or more other properties. A default in a single loan which is cross-collateralized by other properties may result in the foreclosure on all of the properties by the mortgagee with a consequent loss of income and asset value to us.

     We have experienced operating losses.

     We historically have experienced losses allocated to common stockholders before extraordinary items. For the years ending December 31, 1996, 1995 and 1994 we incurred losses allocated to common stockholders of $0.46, $1.19, and $0.95 per share, respectively. These net losses reflect substantial non-cash charges such as depreciation and amortization and the effect of distributions to holders of the convertible preferred stock.

     The terms of our preferred stock limit the amount of dividends we can pay to our common stockholders.

     When the board of directors authorizes distributions, each share of convertible preferred stock is entitled to receive distributions equal to $0.6094 per quarter. Each share of convertible preferred stock is also entitled to a participating distribution, which is equal to the amount of distributions in excess of $0.4875 per quarter payable to the common stock multiplied by the number of shares of common stock into which the convertible preferred stock is then convertible. The payment of distributions to the convertible preferred stock reduces the income allocable to the holders of common stock, which causes a decrease in common stockholders' equity. The entitlement of the convertible preferred stock to participating distributions limits the level of distributions we can pay on the outstanding shares of common stock.

     Our properties are concentrated in the Mid-Atlantic region.

     Local economic and real estate conditions could affect our results. Our properties are located primarily in the Mid-Atlantic region. More particularly, approximately 45% of the total gross leasable area of our properties is located in the Washington-Baltimore corridor. Adverse economic developments in this area could adversely impact the operations of our properties and therefore our profitability. The concentration of properties in a limited number of markets may expose us to risks of adverse economic developments which are greater than the risks of owning properties in several markets.

     The exchange of exchangeable debentures would reduce cash available for distribution to common stockholders.

     As part of our formation, First Washington Limited Partnership issued $25.0 million of exchangeable debentures, which are exchangeable for 1,000,000 shares of convertible preferred stock. The exchangeable debentures bear interest at the rate of 8.25% per year. If the exchangeable debentures are exchanged for convertible preferred stock, our annual amount of distribution payments on the convertible preferred stock net of reductions in interest payments would be increased by approximately $0.375 million. Such an increase in distributions on the convertible preferred stock would reduce the annual cash available for distribution payable on outstanding shares of common stock by $0.04 per share.

     Environmental problems are possible and could be costly.

     Various federal, state and local laws, ordinances and regulations subject property owners or operators to liability for the costs of removal or remediation of hazardous substances released on a property. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence or the failure to properly remediate hazardous substances may adversely affect our ability to sell, rent or borrow against contaminated property. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in personal injury or similar claims by private plaintiffs.

     Various laws also impose, on persons who arrange for the disposal or treatment of hazardous or toxic substances, liability for the cost of removal or remediation of hazardous substances at the treatment facility. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility.

     Independent environmental consultants have completed Phase I or similar environmental audits on all of our properties. Phase I environmental site assessments are intended to identify potential sources of contamination for which a company may be responsible and to assess the status of environmental regulatory compliance. An environmental audit involves general inspections without soil sampling or groundwater analysis. These environmental assessments and audits indicat that dry cleaning solvents, petroleum and/or hydraulic fluid have been detected in the soil and/or groundwater at seven of our properties.

     Existing environmental studies of our properties may not have revealed all environmental conditions, liabilities or compliance concerns. Also, environmental conditions, liabilities or compliance concerns may have arisen at a property after the related review was completed.

     Our third-party management, leasing and related service business presents various risks.

     Management contracts are generally terminable on short notice. We intend to pursue actively the management, including contracts to lease space, of properties owned by third parties. Managing properties owned by third parties presents risks, including:

 .    Management  and leasing  contracts  may generally be canceled upon 30 days'
     notice or upon other events, including sale of the property. The property owner may terminate these contracts, or we may lose the contracts in connection with a sale of the property.

 .    Contracts may not be renewed upon expiration or may not be renewed on terms consistent with current terms.

 .    Management  fees are based on rental revenues which may decline as a result of general or specific market conditions.

     We have limited control over the business of First Washington Management. Certain members of our management, own 100% of the voting common stock of First Washington Management and have the ability to elect the board of directors of First Washington Management. Consequently, we have no ability to influence the decisions of First Washington Management. As a result, the board of directors and management of First Washington Management may implement business policies or decisions that are adverse to our interests or that lead to adverse financial results. The voting common stock of First Washington Management is subject to an assignable right of first refusal held by Stuart D. Halpert and William J. Wolfe.

     Our REIT status limits the business of First Washington Management. Certain requirements for REIT qualification may limit our ability to increase third-party management, leasing and related services offered by First Washington Management.

     Some of our management team have conflicts of interest regarding the sale of some of our properties.

     Holders of common units may suffer adverse tax consequences upon the sale or refinancing of property contributed to First Washington Limited Partnership in exchange for units. Therefore, holders of common units, including members of our management may have their own objectives regarding the appropriate pricing and timing of a property's sale or refinancing. Although we, as the sole general partner of First Washington Limited Partnership have the exclusive authority to sell or refinance an individual property, officers and directors who hold common units may influence us not to sell or refinance, or repay debt collateralized by properties originally contributed by these officers or directors. Even though a sale or refinancing might be financially advantageous to stockholders, the sale or refinancing might trigger adverse tax consequences for the officer or director who originally contributed the property. Three officers received in the aggregate 3333 units in exchange for the contribution of Prince George's County Commercial and Technical Park. In the aggregate, management holds under 1.0 % of the common units of First Washington Limited Partnership. Policies adopted by the Board to minimize the impact of this conflict may not succeed in eliminating the influence of officers and directors who hold common units.

     Some of our management own a shopping center that is managed by First Washington Management.

     Messrs. Halpert, Wolfe and Zimmerman are the owners, with others, of a corporation that is the general partner of a general partner of Mid-Atlantic Centers Limited Partnership. This partnership owns one shopping center,
Tarrytown Mall, which is currently managed by First Washington Management. Although charging a high management fee may be in the best interest of investors, these members of management may desire a lower management fee for this property.

     We can change our investment and financing policies without stockholder approval.

     The board of directors determines our investment and financing policies, and our policies with respect to other activities, including our growth, debt, capitalization, distributions, REIT status and operating policies. Although they have no present intention to do so, the board of directors may amend or revise these policies from time to time without notice to or a vote of our stockholders. Accordingly, stockholders may not have control over changes in our policies.

     Our executive officers have substantial influence over our affairs.

     As of December 31, 1998, our officers as a group beneficially owned approximately 10.5% of the total issued and outstanding shares of common stock, assuming exchange of common units and exercise of options, and 5.6% of the outstanding shares of common stock, assuming the exchange and/or conversion of all other securities convertible into common stock. They have substantial influence on us which might not be consistent with the interests of our other stockholders. Also, they may in the future have a substantial influence on the outcome of any matters submitted to our stockholders for approval.

     We are dependent on a very limited member of key personnel.

     We depend on the efforts of our executive officers, particularly Messrs. Halpert and Wolfe. While we believe that we could replace these individuals, the loss of their services could have an adverse effect on our operations. Messrs. Halpert and Wolfe have entered into employment and non-compete agreements with us.

     We face risks common to all real estate companies.

     Our ability to make expected distributions to stockholders depends on our ability to generate funds from operations in excess of scheduled principal payments on debt and capital expenditure requirements. Events and conditions beyond our control may adversely affect funds from operations and the value of our properties. Examples include:

 .    an adverse economic climate, particularly in the Mid-Atlantic Region;

 .    attractiveness of properties to tenants;

 .    an  oversupply of space or reduction of demand for space in the areas where we operate;

 .    competition from other retail properties;

 .    our ability to provide adequate maintenance and insurance;

 .    increased operating costs, including insurance premiums, real estate taxes, repair costs and renovation costs;

 .    changes in market rental rates;

 .    the availability of financing and interest rate levels;

 .    zoning or other regulatory restrictions;

 .    changes in traffic patterns; and

 .    environmental liability.

     New acquisitions and developments could fail to perform as expected. Acquisition and development of neighborhood shopping centers entails risks that investments will fail to perform in accordance with our expectations. Expansion, renovation and development projects generally require expenditure of capital as well as various government and other approvals, which cannot be assured. We will incur risks, including expenditures of funds on, and devotion of management's time to, projects which we may not complete. Also, acquisition agreements could fail to close. Although from time to time we enter into agreements for the acquisition of retail properties, these agreements are subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction. It is possible that these agreements may not be consummated. Any of the foregoing could have a material adverse effect on our ability to make anticipated distributions to you.

     We are dependent upon the financial health of our tenants. We derive most of our income from rental income. A tenant may experience a downturn in its business, which may weaken its financial condition and result in its failure to make timely rental payments. Also, when our tenants decide not to renew their leases, we may not be able to relet the space. Even if tenants do renew, the terms of renewal or reletting may not be as favorable as current lease terms. Leases on 9.4% and 9.5% of the gross leasable area in the properties will be expiring in 1999 and 2000, respectively. In the event of default by a lessee, we may experience delays in enforcing our rights as lessor and may incur substantial costs in protecting our investment.

     The bankruptcy or insolvency of a major tenant may adversely affect the income produced by our properties. As of October 23, 1998, three tenants were involved in bankruptcy proceedings. These tenants represent approximately 0.15% of the total annual minimum rents of our properties. These bankrupt tenants may not continue to pay rent and additional tenants may become bankrupt or insolvent.

     Some of our properties are not anchored by a supermarket or drug store. Nine of our properties are relatively small in size, with less than 50,000 square feet of gross leasable area, and are not anchored by a supermarket or drug store tenant. These properties may experience greater variability in consumer traffic.

          Real estate investments are illiquid. We may not be able to sell properties at the appropriate time. Equity real estate investments are relatively illiquid and therefore tend to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. Our properties primarily are neighborhood shopping centers, and we do not presently intend to substantially vary the types of real estate in our portfolio. In addition, significant expenditures associated with each equity investment are generally not reduced when circumstances cause a reduction in income from the investment. These expenditures include mortgage payments, real estate taxes and maintenance costs.

          Some potential losses are not covered by insurance. Certain types of losses, generally of a catastrophic nature, such as wars or earthquakes may be either uninsurable or not economically insurable. Should an uninsured loss occur, we could lose both our invested capital in and anticipated profits from a property. In such event, we might nevertheless remain obligated to repay any mortgage indebtedness on the property.


          We face vigorous competition. Numerous companies compete with us in seeking properties for acquisition and tenants who will lease space in these properties. We may not be able to acquire suitable leased properties and tenants for our properties in the future.

          We could invest in mortgages. Although we currently have no plans to invest in mortgages, we may invest in mortgages in the future. If we were to invest in mortgages, we would incur the risks of this type of investment, which include:

 .    borrowers  may not be able to make debt service  payments or pay  principal when due;

 .    the value of mortgage property may be less than the amount owed; and

 .    interest  rates  payable  on the  mortgages  may be lower than our costs of funds.

          Complying with the Americans with Disabilities Act and similar laws could be costly. Under the Americans with Disabilities Act of 1990 all public accommodations must meet federal requirements related to access and use by disabled persons. Although we believe that our properties substantially comply with present requirements of the act, we have not conducted an audit or investigation of all of our properties to determine our compliance. We may incur additional costs of complying with the act. A number of additional federal, state and local laws also may require modifications to our properties, or restrict our ability to renovate our properties. We cannot currently ascertain the ultimate amount of the cost of compliance with the act or other legislation. Although we do not expect such costs to have a material effect on us, such costs could be substantial.

In order to protect our REIT status among other things, our charter contains limitations on ownership of our capital stock.

          Our charter contains restrictions on the ownership and transfer of our capital stock. These restrictions aim to prevent concentration of stock ownership. These limitations may:

 .    discourage a change of control;

 .    deter tender offers for the capital  stock,  which may be attractive to our stockholders; or

 .    limit the  opportunity  for  stockholders  to  receive a premium  for their capital stock.

          To maintain our qualification as a REIT, not more than 50% in value of our outstanding capital stock may be owned, either actually or constructively under the applicable attribution rules of the Internal Revenue Code as currently in effect, by five or fewer individuals at any time during the last half of our taxable year other than during the first taxable year for which we elected to be taxed as a REIT. This requirement is referred to as the "five or fewer" requirement. For purposes o this five or fewer requirement, individuals include the entities that are set forth in Section 542(a)(2) of the Internal Revenue Code. In addition, rent from a related party tenant, as defined in the Internal Revenue Code, is not qualifying income for purposes of the REIT gross income test. Attribution rules in the Internal Revenue Code determine if any individual or entity constructively owns our stock under the "five or fewer" requirement and under the related party tenant rules. Primarily because of fluctuations in values among the different classes of our capital stock, these restrictions may not ensure that we will satisfy the "five or fewer" requirement, or avoid receiving rent from a related party tenant. If we do not satisfy the "five or fewer" requirement, our status as a REIT will terminate. We will not be able to prevent such termination.

          The board of directors may waive some of these limitations with respect to a particular stockholder if it is satisfied, based upon the advice of tax counsel, that ownership in excess of these limitations will not jeopardize our status as a REIT. Any attempted acquisition, actual or constructive, of shares by a person who, as a result, would violate one of these limitations will cause the shares purportedly transferred to be automatically transferred to a trust for the benefit of a charitable beneficiary or the transfer will be deemed void. In addition, changes in the relative values of different classes of our capital stock or other events that cause violations of the ownership limitations generally will result in our automatic repurchase of the violative shares.

          In addition, there are circumstances where a holder of convertible preferred stock who is not otherwise in violation of the ownership limits could be prevented from converting its convertible preferred stock into shares of common stock.

Our charter also contains other provisions that may delay, defer, or prevent a change of control.

          We have a staggered Board. Our board of directors has been divided into three classes of directors. The staggered terms for directors may reduce the possibility of a tender offer or an attempt to change control even if a tender offer or a change in control were in the stockholders' interest.

          We could issue preferred stock without stockholder approval. Our charter authorizes the board of directors to issue up to 10,000,000 shares of preferred stock, including the convertible preferred stock. The board of directors may establish the preferences, rights and other terms of any shares issued, including the right to vote and the right to convert into common stock . The issuance of preferred stock could delay or prevent a tender offer or a change in control even if a tender offe or a change in control were in our stockholders' interest. No shares of preferred stock other than the convertible preferred stock are currently issued or outstanding.

          We have exempted our Chairman and our CEO from the Maryland Business Combination Law. The Maryland General Corporation Law, as currently in effect, prohibits "business combinations" between a Maryland corporation and an "interested stockholder" or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. An interested stockholder is any person who beneficially owns ten percent or more of th voting power of the corporation's shares. After the five-year prohibition, any business combination must be approved by two supermajority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price for their shares and receive consideration in cash or in the same form as previously paid by the interested stockholder for its shares. This means that, unless an exemption applies, the transaction must be approved by at least:

 .    80% of the votes  entitled  to be cast by  holders  of  outstanding  voting shares, and

 .    two-thirds  of the votes  entitled  to be cast by  holders  of  outstanding voting shares other than shares held by the interested stockholder with whom or with whose affiliate or associate the business combination is to be effected.

          As permitted by the statute, our board of directors has exempted any business combination involving Messrs. Halpert and Wolfe and any of their affiliates or associates or any person acting in concert with any of such persons. Consequently, the five-year prohibition and the super-majority vote requirements described above will not apply to business combinations between us and any of these people. As a result, Messrs. Halpert and Wolfe and other persons referred to in the preceding sentence may be able to enter into business combinations with us which may not be in the best interest of the stockholders. In such case, we would not have to comply with the super-majority vote requirements and other provisions of the statute.

          We could adopt the Maryland Control Share Acquisition Statute. Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquiror previously acquired, would entitle the acquiror to exercise voting power in electing directors within three ranges of voting power, beginning with one-fifth of all voting power. Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" generally means the acquisition of control shares.

          If a person who has made or proposes to make a control share acquisition agrees to pay expenses and satisfies other conditions, he may compel the board of directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. If this person makes no request for a meeting, the corporation has the option to present the question at any stockholders' meeting.

          If voting rights are not approved at a meeting of stockholders then, the corporation generally may redeem any or all of the control shares for fair value, except those for which voting rights have previously been approved. Fair value is determined without regard to the absence of voting rights for control shares, as of the date of either:

 .    the last control share acquisition; or

 .    any meeting where stockholders considered and did not approve voting rights of the control shares.

          If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. Under Maryland law, the fair value as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition.

          Pursuant to the statute, our bylaws contain a provision exempting from the control share acquisition act any and all acquisitions by any person of our shares of stock. Our board of directors may amend or eliminate this provision at any time in the future.

          We have a Stockholder Rights Plan. On October 10, 1998, our board of directors adopted a stockholder rights plan and declared a distribution of one preferred share purchase right for each outstanding share of common stock. The rights were issued on October 26, 1998 to each stockholder of record on that date. The rights have anti-takeover effects. The rights would cause substantial dilution to a person or group that attempts to acquire us on terms that our board of directors does not approve. We may redeem the shares for $.01 per right, prior to the time that a person or group has acquired beneficial ownership of 15% or more of our common stock. Therefore, the rights should not interfere with any merger or business combination our board of directors approves.

Our classification as a REIT depends on compliance with federal law. Failure to qualify as a REIT would have serious adverse consequences.

          The requirements for qualification as a REIT are technical and complex, and we could fail to qualify. We believe we have operated so as to qualify as a REIT under the Internal Revenue Code, commencing with our taxable year ended December 31, 1994. However, we may not have qualified, or may not remain qualified. Qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of our gross income in any year must be derived from qualifying sources. Also, we must make distributions to stockholders aggregating annually at least 95% of our REIT taxable income, excluding capital gains. In addition, legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification.

          To qualify as a REIT, not more than 5% of our total assets may consist of securities of one issuer. We believe that the value of the securities of First Washington Management held by us did not exceed at any time 5% of the value of our total assets and will not exceed such amount in the future. We based this belief on the initial allocation of shares among participants in the formation transactions and our opinion regarding the maximum value that could be assigned to the existing and expected future assets and net operating income of First Washington Management. If we fail to qualify as a REIT in any year, we would be subject to federal income tax, including any applicable alternative minimum tax on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us, nor will they be required to be made. If this happens, to the extent of our current or accumulated earnings and profits, all distributions to shareholders will be dividends, and subject to limitations specified in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which we lost our qualification. The additional tax would significantly reduce the cash flow available for distribution to stockholders.

          In order to satisfy the REIT qualifications, we might need to borrow money to fund distributions to our stockholders. To qualify as a REIT, we generally must distribute to our stockholders at least 95% of our net taxable income each year. In addition, we will be subject to a 4% nondeductible excise tax on the amount by which certain distributions paid by us in any calendar year are less than the sum of 85% of ordinary income, 95% of capital gain net income and 100% of undistributed income from prior years.

          We might need to borrow funds on a short-term basis to meet the distribution requirements necessary to qualify as a REIT. These short-term borrowing needs could result from differences in timing between the actual receipt of income and inclusion of income for tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments. In this instance, we might need to borrow funds to avoid adverse tax consequences even if then prevailing market conditions were not generally favorable for these borrowings.

          We continue to pay some taxes. Even if we qualify as a REIT, we will be subject to federal, state and local taxes on our income and property. In addition, First Washington Management generally is subject to federal and state income tax at regular corporate rates on its net taxable income, which includes its management, leasing and related service business.

Our computer system could be vulnerable to the Year 2000 Problem.

          Many of the world's computer systems currently record years in a two digit format. These computer systems will be unable to properly interpret dates beyond the year 1999, which could lead to disruptions in our operations. This problem is commonly referred to as the Year 2000 issue.

          Although we are taking steps to establish Year 2000 compliance, we cannot guarantee that all of our systems will be Year 2000 compliant or that other companies on which we rely will be timely converted. As a result, our operations could be adversely affected.

Sales of a substantial number of shares of common stock, or the perception that this could occur, could adversely affect prevailing prices for our common stock.

          We have reserved:

 .    2,876,828 shares of common stock for issuance upon exchange of common units issued in connection with our formation and in connection with property acquisitions.

 .    2,966,908   shares  of  common  stock  for  issuance  upon   conversion  of
     outstanding convertible preferred stock issued in connection with our formation and in connection with property acquisitions. This convertible preferred stock becomes convertible on or after May 31, 1999.

 .    1,832,239  shares of common stock for issuance upon  conversion of reserved convertible preferred stock. These shares are reserved for exchange of exchangeable preferred units and the exchangeable debentures issued in connection with the formation and subsequent property acquisitions.

 .    1,862,523  shares of common stock for issuance  under our employee  benefit plans.

          We have filed or have agreed to file registration statements covering the issuance of shares of common stock and convertible preferred stock upon exchange of common units and exchangeable preferred units and the resale of convertible preferred stock issued in connection with our formation and subsequent property acquisitions. We also have filed registration statements covering the sale of common stock issued or to be issued under our employee benefit plans. The exchange of partnership units for common stock and convertible preferred stock will increase the number of outstanding shares of common stock and convertible preferred stock, and will increase our percentage ownership interest in First Washington Limited Partnership.

ITEM 7(c). Exhibits

Exhibits

10.1 Second Amended and Restated Employment Agreement Between First Washington Realty Trust, Inc. and William J. Wolfe, dated as of May 1, 1998, effective as of March 13, 1998.*

10.2 Second Amended and Restated Employment Agreement Between First Washington Realty Trust, Inc. and Stuart D. Halpert, dated as of May 1, 1998, effective as of March 13, 1998.*




*    Previously Filed.

                                    SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    First Washington Realty Trust, Inc.




                                    By:/s/ Jeffrey S. Distenfeld
                                       ----------------------------------
                                       Jeffrey S. Distenfeld
                                       Senior Vice President and General Counsel


Date:    March 24, 1999

Exhibit Index


10.1 Second Amended and Restated Employment Agreement Between First Washington Realty Trust, Inc. and William J. Wolfe, dated as of May 1, 1998, effective as of March 13, 1998.*

10.2 Second Amended and Restated Employment Agreement Between First Washington Realty Trust, Inc. and Stuart D. Halpert, dated as of May 1, 1998, effective as of March 13, 1998.*



*    Previously Filed.




                                      II-1